EXHIBIT 99

FOR IMMEDIATE RELEASE

TRISTATE CAPITAL REPORTS SECOND QUARTER 2013 FINANCIAL RESULTS

PITTSBURGH, July 24, 2013 - TriState Capital Holdings, Inc. (NASDAQ:TSC) today reported steady growth in loan production, pre-tax pre-provision net revenue and earnings for the second quarter of 2013.

The holding company for TriState Capital Bank earned net income of $3.9 million in the second quarter of 2013, an increase of 35.6% from $2.9 million in the first quarter of 2013, and an increase of 30.0% from $3.0 million in the second quarter of 2012.

The Pittsburgh-based commercial bank with representative offices in Philadelphia, Cleveland, Princeton, N.J., and New York City posted earnings per diluted share of $0.15 for the second quarter of 2013, up from $0.13 in the first quarter of 2013. Diluted EPS in the second quarter of last year, when TriState Capital had 8.6 million fewer average diluted shares outstanding prior to its recent initial public offering, was $0.15.

“We are pleased with our second quarter results and believe they demonstrate the strength of our banking franchise,” Chairman and Chief Executive Officer James F. Getz said. “Our commitment to our middle-market commercial and private-banking clients, our focus on our unique business model, and our risk management discipline enabled us to continue driving steady organic growth in lending, deposit gathering, revenue and earnings in the second quarter.”

SECOND QUARTER 2013 HIGHLIGHTS

•	Loans grew 10.1%, annualized, from the linked first quarter of 2013 and 11.6% from the year-ago second quarter of 2012.

•	Deposits grew 14.7%, annualized, from the linked quarter and 11.5% from the year-ago quarter.

•	Non-interest expense declined to 1.84% of average assets on an annualized basis, from 1.87% in the linked quarter and 1.98% in the year-ago quarter.

•	Net income grew 35.6% from the linked quarter and 30.0% from the year-ago quarter.

SECOND QUARTER 2013 RESULTS
For the three months ended June 30, 2013, TriState Capital grew total revenues to $16.6 million, an increase of 8.1% over $15.3 million in the linked first quarter of 2013 and 6.9% over $15.5 million in the year-ago second quarter of 2012.

Second quarter 2013 net interest income grew to $15.3 million, an increase of 6.6% from $14.3 million in the linked quarter and 9.0% from $14.0 million in the year-ago quarter. Growth in net interest income was primarily the result of continued expansion of interest-earning assets driven by steady loan growth.

Non-interest income for the three months ended June 30, 2013 totaled $1.3 million. Linked quarter non-interest income, including a $784,000 net gain on sale of investment securities available-for-sale in the first three months of the year, totaled $1.8 million. Year-ago quarter non-interest income totaled $2.5 million, including a $1.0 million net gain on sale of investment securities available-for-sale in the three months ended June 30, 2012.

Core profitability improved as pre-tax, pre-provision net revenue grew to $6.6 million, an increase of 15.9% over $5.7 million in the linked quarter and 5.7% over $6.3 million in the year-ago quarter.

In the second quarter of 2013, TriState Capital's net interest margin ("NIM") increased by 5 basis points to 2.91%, compared to 2.86% in the first three months of the year. The increase in NIM was primarily the result of a decline in funding costs of 5 basis points that more than offset a 1 basis point decrease in the yield on interest earning assets. Second quarter 2012 NIM was 3.05%.

The bank's efficiency ratio improved to 60.04% in the second quarter of 2013 from 62.73% in the linked quarter. The second quarter 2012 efficiency ratio was 59.61%. Non-interest expense totaled $10.0 million, or 1.84% of average assets on an annualized basis, in the second quarter of 2013, compared to $9.6 million, or 1.87%, in the linked quarter and $9.3 million, or 1.98%, in the year-ago quarter.

BALANCE SHEET GROWTH
Continued loan growth in the second quarter of 2013 reflected steady execution of TriState Capital's strategic plan to expand lending to private banking and business banking clients with excellent credit quality characteristics. Average loan balances grew 19.8% annualized, to $1.7 billion in the three months ended June 30, 2013, from $1.6 billion for the first three months of 2013 and grew 14.0% from $1.5 billion for last year's second quarter.

Across the entire loan portfolio, the rate of growth from March 31, 2013 to June 30, 2013, was 10.1%, annualized, and 11.6% from June 30, 2012. Private banking channel loans at June 30, 2013 were $479.6 million, compared to $446.0 million at March 31, 2013 and $338.3 million at June 30, 2012. Middle-market banking channel loans expanded to $1.3 billion at June 30, 2013, up $8.5 million and $38.3 million from the linked and year-ago periods, respectively.

Deposits grew 14.7%, annualized, during the second quarter to $1.9 billion at June 30, 2013, while deposit funding costs declined 5 basis points from the linked quarter. Compared to the year-ago quarter, deposits grew 11.5% at period end, while deposit funding costs declined 29 basis points during the same period.

POISED FOR RISING RATES
TriState Capital remains very well positioned to profit significantly from a rising interest-rate environment, and the bank continues to manage a highly asset-sensitive balance sheet.

At June 30, 2013, 86% of TriState Capital's loans and 44% of its securities portfolio were floating rate. In addition, 44% of deposits were fixed-rate time deposits.

ASSET QUALITY
Disciplined underwriting and risk management continued to drive strong asset quality measures in the second quarter. Non-performing assets ("NPAs") to total assets at June 30, 2013 were 0.93%. NPAs measured 0.84% at March 31, 2013 and 0.82% at June 30, 2012. Annualized net charge-offs to average loans for the second quarter of 2013 was 0.13%, compared to 0.60% in the linked quarter and 0.43% for the same period in 2012.

The allowance for loan losses to total loans was 1.02% as of June 30, 2013 compared to 1.04% as of March 31, 2013. The allowance for loan losses to total loans measured 1.12% at June 30, 2012. The allowance for loan losses to non-performing loans measured 87.59% at the end of the second quarter, compared to 102.56% and 115.82% at the end of the linked and prior year quarters, respectively. The provision for loan losses was $671,000 for the second quarter of 2013, compared to $2.1 million and $2.4 million for the three months ended March 31, 2013 and June 30, 2012, respectively. Second quarter 2013 provision expense reflects an improvement in the overall average risk rating of TriState Capital's loan portfolio.

CAPITAL STRENGTH
TriState Capital's consistent earnings power, in addition to its successful initial public offering, continued to support capital ratios in excess of the highest required regulatory benchmark levels. As of June 30, 2013, TriState Capital's tier 1 leverage, tier 1 risk-based capital and total risk-based capital ratios measured 13.35%, 13.66% and 14.52%, respectively. The company's ratio of tangible equity to tangible assets measured 13.06% at June 30, 2013.

CONFERENCE CALL
As previously announced, TriState Capital will hold a conference call to review its financial results and operating performance.

The live conference call on July 25 will be held at 8:30 a.m. ET and may be accessed by dialing 888-317-6016 from the United States, 855-669-9657 from Canada or 412-317-6016 from other international locations. Participants should dial in at least 10 minutes prior to the call and request the “TSC Second Quarter Call.”

A replay of the call will be available from approximately 12 p.m. ET on July 25 through 9 a.m. ET on Aug. 19, 2013. The replay may be accessed by dialing 877-344-7529 from the United States, or 412-317-0088 from other locations, and entering the conference number 10031431.

ABOUT TRISTATE CAPITAL
TriState Capital Holdings, Inc. is the registered bank holding company for TriState Capital Bank, a commercial bank serving middle-market businesses and high-net-worth individuals. Headquartered in Pittsburgh, Pa., TriState Capital has representative offices in Philadelphia, Cleveland, Princeton, N.J., and New York City, and serves private banking clients nationwide. Established in 2007, TriState Capital had assets of approximately $2.2 billion as of June 30, 2013. For more information, please visit www.tristatecapitalbank.com.

FORWARD LOOKING STATEMENTS
This press release includes “forward-looking” statements related to TriState Capital that can generally be identified as describing TriState Capital's future plans, objectives or goals. Such forward-looking statements are subject to risks and uncertainties that could cause actual results or outcomes to differ materially from those currently anticipated. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. For further information about the factors that could affect TriState Capital's future results, please see the company's prospectus filed as part of a Registration Statement on Form S-1, as well as its most-recent quarterly report filed on Form 10-Q.

NON-GAAP FINANCIAL DISCLOSURES
This news release contains financial information determined by methods other than in accordance with U.S. generally accepted accounting principles ("GAAP"). Although TriState Capital believes non-GAAP financial measures provide a greater understanding of its business, these measures are not necessarily comparable to similar measures that may be presented by other companies. These disclosures should not be viewed as a substitute for financial measures determined in accordance with GAAP. Where non-GAAP disclosures are used, the comparable GAAP financial measure, as well as the reconciliation to the comparable GAAP financial measure, can be found within this news release and accompanying tables.

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MEDIA CONTACTS
Jack Horner
267-932-8760, ext. 302
412-600-2295 (mobile)
jack@hornercom.com

Mike Gross
267-932-8760, ext. 310
856-628-6169 (mobile)
mike@hornercom.com

INVESTOR RELATIONS CONTACT
Brian Fetterolf
412-304-0451
investorrelations@tscbank.com

TRISTATE CAPITAL HOLDINGS, INC.
SELECTED FINANCIAL HIGHLIGHTS (UNAUDITED)

	As of and For the Three Months Ended			As of and For the Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
(Dollars in thousands)	2013	2013	2012	2013	2012
Period-end balance sheet data:
Cash and cash equivalents	$159,231	$140,504	$111,563	$159,231	$111,563
Total investment securities	255,304	198,465	181,039	255,304	181,039
Total loans	1,734,565	1,692,117	1,554,145	1,734,565	1,554,145
Allowance for loan losses	(17,708)	(17,580)	(17,464)	(17,708)	(17,464)
Total loans, net of allowance for loan losses	1,716,857	1,674,537	1,536,681	1,716,857	1,536,681
Other assets	72,418	60,781	56,537	72,418	56,537
Total assets	$2,203,810	$2,074,287	$1,885,820	$2,203,810	$1,885,820

Total deposits	1,873,150	$1,806,885	$1,679,342	1,873,150	$1,679,342
Borrowings	20,000	20,000	—	20,000	—
Other liabilities	22,747	27,305	15,971	22,747	15,971
Total liabilities	1,915,897	1,854,190	1,695,313	1,915,897	1,695,313

Preferred stock - Series A and B (CPP) (1)	—	—	23,846	—	23,846
Preferred stock - Series C (convertible)	—	46,011	—	—	—
Common shareholders' equity	287,913	174,086	166,661	287,913	166,661
Total shareholders' equity	287,913	220,097	190,507	287,913	190,507

Total liabilities and shareholders' equity	$2,203,810	$2,074,287	$1,885,820	$2,203,810	$1,885,820

Income statement data:
Interest income	$18,183	$17,399	$17,473	$35,582	$34,281
Interest expense	2,899	3,055	3,448	5,954	7,035
Net interest income	15,284	14,344	14,025	29,628	27,246
Provision for loan losses	671	2,132	2,393	2,803	3,624
Net interest income after provision for loan losses	14,613	12,212	11,632	26,825	23,622
Non-interest income:
Non-interest income (excluding net gain on sale of investment securities available-for-sale)	1,304	1,004	1,495	2,308	2,519
Net gain on sale of investment securities available-for-sale	—	784	1,015	784	1,015
Total non-interest income	1,304	1,788	2,510	3,092	3,534
Non-interest expense	9,960	9,628	9,252	19,588	18,014
Income before tax	5,957	4,372	4,890	10,329	9,142
Income tax expense	2,085	1,517	1,912	3,602	3,378
Net income	$3,872	$2,855	$2,978	$6,727	$5,764
Preferred stock dividends and discount amortization on Series A and B	—	—	383	—	765
Net income available to common shareholders	$3,872	$2,855	$2,595	$6,727	$4,999
Total revenue (2)	$16,588	$15,348	$15,520	$31,936	$29,765
Pre-tax, pre-provision net revenue (2)	$6,628	$5,720	$6,268	$12,348	$11,751

(1)	U.S. Treasury Troubled Asset Relief Program Capital Purchase Program (“CPP”).

(2)
These measures are not measures recognized under GAAP and are therefore considered to be non-GAAP financial measures. See “Non-GAAP Financial Measures” for a reconciliation of these measures to their most directly comparable GAAP measures.

TRISTATE CAPITAL HOLDINGS, INC.
SELECTED FINANCIAL HIGHLIGHTS (UNAUDITED)

	As of and For the Three Months Ended			As of and For the Six Months Ended
(Dollars in thousands,	June 30,	March 31,	June 30,	June 30,	June 30,
except per share and share data)	2013	2013	2012	2013	2012
Per share and share data:
Earnings per share:
Basic	$0.15	$0.13	$0.15	$0.28	$0.29
Diluted	$0.15	$0.13	$0.15	$0.28	$0.29
Book value per common share	$10.04	$9.98	$9.55	$10.04	$9.55
Book value per share with preferred converted to common (1)	$10.04	$9.86	$9.55	$10.04	$9.55
Tangible book value per share with preferred converted to common (1)	$10.04	$9.86	$9.55	$10.04	$9.55
Common shares outstanding, at end of period	28,687,779	17,444,730	17,444,730	28,687,779	17,444,730
Common shares outstanding with preferred converted to common, at end of period (1)	28,687,779	22,322,779	17,444,730	28,687,779	17,444,730
Average common shares outstanding
Basic	23,373,262	17,436,952	17,394,730	20,421,506	17,394,249
Diluted	26,009,669	22,541,141	17,428,196	24,245,469	17,424,783

Performance ratios:
Return on average assets (2)	0.72%	0.56%	0.64%	0.64%	0.62%
Return on average equity (2)	6.01%	5.26%	6.26%	5.67%	6.12%
Net interest margin (2) (3)	2.91%	2.86%	3.05%	2.89%	2.98%
Efficiency ratio (1)	60.04%	62.73%	59.61%	61.34%	60.52%
Noninterest expense to average assets (2)	1.84%	1.87%	1.98%	1.86%	1.94%
Pre-tax, pre-provision net revenue per average employee (2)	$217	$193	$234	$205	$223

Asset quality:
Non-performing loans	$20,217	$17,142	$15,078	$20,217	$15,078
Non-performing assets	$20,507	$17,432	$15,401	$20,507	$15,401
Other real estate owned	$290	$290	$323	$290	$323
Non-performing assets to total assets	0.93%	0.84%	0.82%	0.93%	0.82%
Allowance for loan losses to total loans	1.02%	1.04%	1.12%	1.02%	1.12%
Allowance for loan losses to non-performing loans	87.59%	102.56%	115.82%	87.59%	115.82%
Net charge-offs	$543	$2,426	$1,630	$2,969	$2,510
Net charge-offs to average total loans (2)	0.13%	0.60%	0.43%	0.36%	0.34%

Capital ratios:
Tangible equity to tangible assets (1)	13.06%	10.61%	10.10%	13.06%	10.10%
Tier 1 leverage ratio	13.35%	10.53%	10.09%	13.35%	10.09%
Tier 1 risk-based capital ratio	13.66%	10.77%	9.95%	13.66%	9.95%
Total risk-based capital ratio	14.52%	11.65%	10.89%	14.52%	10.89%

(1)
These measures are not measures recognized under GAAP and are therefore considered to be non-GAAP financial measures. See “Non-GAAP Financial Measures” for a reconciliation of these measures to their most directly comparable GAAP measures.

(2)	Ratios are annualized.

(3)	Net interest margin is calculated on a fully taxable equivalent basis.

TRISTATE CAPITAL HOLDINGS, INC.
AVERAGES AND YIELDS (UNAUDITED)

	Three Months Ended
	June 30, 2013			March 31, 2013			June 30, 2012
(Dollars in thousands)	Average Balance	Interest Income (1)/ Expense	Average Yield/ Rate	Average Balance	Interest Income (1)/ Expense	Average Yield/ Rate	Average Balance	Interest Income (1)/ Expense	Average Yield/ Rate
Assets
Interest-earning deposits	$166,108	$163	0.39%	$177,844	$150	0.34%	$146,394	$108	0.30%
Federal funds sold	9,637	2	0.08%	10,704	4	0.15%	9,248	3	0.13%
Investment securities available-for-sale	206,221	786	1.53%	203,672	936	1.86%	180,717	758	1.69%
Investment securities held-to-maturity	6,700	46	2.75%	—	—	—%	—	—	—%
Investment securities trading	3,211	16	2.00%	2,140	11	2.08%	110	—	—%
Total loans	1,725,440	17,228	4.00%	1,644,340	16,349	4.03%	1,514,082	16,622	4.42%
Total interest-earning assets	2,117,317	18,241	3.46%	2,038,700	17,450	3.47%	1,850,551	17,491	3.80%
Other assets	48,455			44,291			32,686
Total assets	$2,165,772			$2,082,991			$1,883,237

Liabilities and Shareholders' Equity
Interest-bearing deposits:
Interest-bearing checking accounts	$5,809	$—	—%	$5,295	$1	0.08%	$4,288	$—	—%
Money market deposit accounts	933,167	957	0.41%	902,495	979	0.44%	625,303	954	0.61%
Time deposits (excluding CDARS®)	489,704	1,238	1.01%	483,890	1,308	1.10%	467,813	1,587	1.36%
CDARS® time deposits	348,720	682	0.78%	353,886	746	0.85%	381,252	907	0.96%
Borrowings	20,000	22	0.44%	20,000	21	0.43%	—	—	—%
Total interest-bearing liabilities	1,797,400	2,899	0.65%	1,765,566	3,055	0.70%	1,478,656	3,448	0.94%
Noninterest-bearing deposits	79,824			81,346			198,787
Other liabilities	30,061			15,898			14,594
Shareholders' equity	258,487			220,181			191,200
Total liabilities and shareholders' equity	$2,165,772			$2,082,991			$1,883,237

Net interest income		$15,342			$14,395			$14,043
Net interest spread			2.81%			2.77%			2.86%
Net interest margin (1)			2.91%			2.86%			3.05%

(1)	Net interest income and net interest margin are calculated on a fully taxable equivalent basis.

TRISTATE CAPITAL HOLDINGS, INC.
AVERAGES AND YIELDS (UNAUDITED)

	Six Months Ended
	June 30, 2013			June 30, 2012
(Dollars in thousands)	Average Balance	Interest Income (1)/ Expense	Average Yield/ Rate	Average Balance	Interest Income (1)/ Expense	Average Yield/ Rate
Assets
Interest-earning deposits	$171,944	$313	0.37%	$177,384	$264	0.30%
Federal funds sold	10,167	6	0.12%	8,668	5	0.12%
Investment securities available-for-sale	204,954	1,721	1.69%	177,533	1,464	1.66%
Investment securities held-to-maturity	3,368	46	2.75%	—	—	—%
Investment securities trading	2,679	27	2.03%	2,541	23	1.82%
Total loans	1,685,114	33,578	4.02%	1,471,287	32,546	4.45%
Total interest-earning assets	2,078,226	35,691	3.46%	1,837,413	34,302	3.75%
Other assets	46,384			29,454
Total assets	$2,124,610			$1,866,867

Liabilities and Shareholders' Equity
Interest-bearing deposits:
Interest-bearing checking accounts	$5,553	$1	0.04%	$4,091	$1	0.05%
Money market deposit accounts	917,916	1,936	0.43%	623,676	1,895	0.61%
Time deposits (excluding CDARS®)	486,813	2,546	1.05%	446,110	3,157	1.42%
CDARS® time deposits	351,288	1,428	0.82%	390,191	1,982	1.02%
Borrowings	20,000	43	0.43%	—	—	—%
Total interest-bearing liabilities	1,781,570	5,954	0.67%	1,464,068	7,035	0.97%
Noninterest-bearing deposits	80,581			199,614
Other liabilities	23,019			13,689
Shareholders' equity	239,440			189,496
Total liabilities and shareholders' equity	$2,124,610			$1,866,867

Net interest income		$29,737			$27,267
Net interest spread			2.79%			2.78%
Net interest margin (1)			2.89%			2.98%

(1)	Net interest income and net interest margin are calculated on a fully taxable equivalent basis.

TRISTATE CAPITAL HOLDINGS, INC.
NON-GAAP FINANCIAL MEASURES

The information set forth above contains certain financial information determined by methods other than in accordance with GAAP. These non-GAAP financial measures are “tangible equity,” “tangible equity to tangible assets,” “common shares outstanding with preferred converted to common,” “book value per share with preferred converted to common,” “tangible book value per share with preferred converted to common,” “total revenue,” “pre-tax, pre-provision net revenue,” and “efficiency ratio.” Although we believe these non-GAAP financial measures provide a greater understanding of our business, these measures are not necessarily comparable to similar measures that may be presented by other companies.

“Tangible equity” is defined as shareholders' equity reduced by intangible assets, including goodwill, if any. We believe this measure is important to management and investors to better understand and assess changes from period to period in shareholders' equity exclusive of changes in intangible assets. Goodwill, an intangible asset that is recorded in a purchase business combination, has the effect of increasing both equity and assets, while not increasing our tangible equity or tangible assets. We had no goodwill recorded on our balance sheet as of June 30, 2013.

“Tangible equity to tangible assets” is defined as the ratio of shareholders' equity reduced by intangible assets, divided by total assets reduced by intangible assets. We believe this measure is important to many investors who are interested in relative changes from period to period in equity and total assets, each exclusive of changes in intangible assets.

“Common shares outstanding with preferred converted to common” is defined as shares of our common stock issued and outstanding, inclusive of our issued and outstanding Series C preferred stock. We believe this measure is important to many investors who are interested in changes from period to period in our shares of common stock issued and outstanding giving effect to the conversion of shares of our Series C preferred stock which were convertible at the option of the holder and were converted to common stock immediately prior to the closing of the initial public offering, which closed on May 14, 2013. Convertible shares of preferred stock had the effect of not impacting shares of common stock issued and outstanding until they were converted, at which point they added to the number of shares of common stock issued and outstanding.

“Book value per share with preferred converted to common” is defined as book value, divided by shares of common stock issued and outstanding with preferred stock converted to common stock. We believe this measure is important to many investors who are interested in changes from period to period in book value per share inclusive of shares of preferred stock that could be converted to shares of common stock. Prior to conversion, convertible shares of preferred stock had the effect of not impacting book value per common share, but reduced our book value per share with preferred converted to common.

“Tangible book value per share with preferred converted to common” is defined as book value, excluding the impact of goodwill, if any, divided by common shares outstanding with preferred converted to common. We believe this measure is important to many investors who are interested in changes from period to period in book value per share exclusive of changes in intangible assets and inclusive of shares of preferred stock that could be converted to shares of common stock. Goodwill is an intangible asset that is recorded in a purchase business combination, and we had no goodwill recorded on our balance sheet as of June 30, 2013. Prior to conversion, convertible shares of preferred stock had the effect of not impacting tangible book value per common share, but reduced our tangible book value per share with preferred converted to common.

“Total revenue” is defined as net interest income and non-interest income, excluding gains and losses on sales of investment securities available-for-sale. We believe adjustments made to our operating revenue allow management and investors to better assess our operating revenue by removing the volatility that is associated with certain other items that are unrelated to our core business.

“Pre-tax, pre-provision net revenue” is defined as net income, without giving effect to loan loss provision and income taxes, and excluding net gain (loss) on sale of investment securities available-for-sale. We believe this measure is important because it allows management and investors to better assess our performance in relation to our core operating revenue, excluding the volatility that is associated with provision for loan losses or other items that are unrelated to our core business.

“Efficiency ratio” is defined as non-interest expense divided by our total revenue. We believe this measure allows management and investors to better assess our operating expenses in relation to our core operating revenue by removing the volatility that is associated with certain one-time items and other discrete items that are unrelated to our core business.

TRISTATE CAPITAL HOLDINGS, INC.
NON-GAAP FINANCIAL MEASURES (UNAUDITED)

	June 30,	March 31,	June 30,
(Dollars in thousands, except share and per share data)	2013	2013	2012
Book value per share with preferred converted to common:
Common shareholders' equity	$287,913	$174,086	$166,661
Preferred stock (convertible)	—	46,011	—
Total common shareholders' equity and preferred stock to Series C	$287,913	$220,097	$166,661
Preferred shares outstanding	—	48,780.488	—
Conversion factor	—	100	—
Preferred shares converted to common shares outstanding	—	4,878,049	—
Common shares outstanding	28,687,779	17,444,730	17,444,730
Common shares with preferred shares converted to common	28,687,779	22,322,779	17,444,730
Book value per share with preferred converted to common	$10.04	$9.86	$9.55

Tangible book value per share with preferred converted to common:
Book value per common share	$10.04	$9.98	$9.55
Less: Effects of intangible assets	—	—	—
Tangible book value	$10.04	$9.98	$9.55
Common shares with preferred shares converted to common	28,687,779	22,322,779	17,444,730
Tangible book value per share with preferred converted to common	$10.04	$9.86	$9.55

Tangible equity to tangible assets:
Total shareholders' equity	287,913	220,097	190,507
Less: Intangible assets	—	—	—
Tangible equity	$287,913	$220,097	$190,507
Total assets	2,203,810	2,074,287	1,885,820
Less: Intangible assets	—	—	—
Tangible assets	$2,203,810	$2,074,287	$1,885,820
Tangible equity to tangible assets	13.06%	10.61%	10.10%

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
(Dollars in thousands)	2013	2013	2012	2013	2012
Pre-tax, pre-provision net revenue:
Net interest income before provision for loan losses	$15,284	$14,344	$14,025	$29,628	$27,246
Total non-interest income	1,304	1,788	2,510	3,092	3,534
Less: Net gain on the sale of investment securities, available-for-sale	—	784	1,015	784	1,015
Total revenue	16,588	15,348	15,520	31,936	29,765
Less: Total non-interest expense	9,960	9,628	9,252	19,588	18,014
Pre-tax, pre-provision net revenue	$6,628	$5,720	$6,268	$12,348	$11,751

Efficiency ratio:
Total non-interest expense (numerator)	$9,960	$9,628	$9,252	$19,588	$18,014
Total revenue (denominator)	$16,588	$15,348	$15,520	$31,936	$29,765
Efficiency ratio	60.04%	62.73%	59.61%	61.34%	60.52%